Broadridge
51 Mercedes Way
Edgewood, NY 11717

ARCIMOTO, INC.

ANNUAL MEETING: 07/29/2022

AS REQUESTED, WE HAVE TABULATED THE VOTES CAST FOR THE ABOVE MEETING. THE RESULTS OF THIS TABULATION ARE AS FOLLOWS:

Voting Results as of: 07/29/2022

Voting Power:	Total:
TOTAL OUTSTANDING:	38,442,057
TOTAL SHARES VOTED:	19,789,463
% OF VOTED:	51.47%

Profile of Shares Voted


Banks 7.76%
Registered 27.59%
Brokers 64.65%

IN ACCORDANCE WITH OUR CUSTOMARY PROCEDURES, WE HAVE EXAMINED THE PROXIES RECEIVED, BUT DO NOT GUARANTEE THE GENUINENESS OF THE SIGNATURES THEREOF, OR ASSUME ANY RESPONSIBILITY FOR THE LEGALITY OF ANY PROXY.

SINCERELY,

Anthony LaPoma

ANTHONY LAPOMA
DIRECTOR
VOTING SERVICES

MC8939-001-20220729-070041-0001

Broadridge
51 Mercedes Way
Edgewood, NY 11717

Broadridge

PROPOSAL #001 ELECTION OF DIRECTORS

***	FOR	AGAINST	WITHHELD	BROKER NON-VOTES
BENEFICIAL	13,076,181	0	1,253,516	
REGISTERED	5,406,081	0	53,685	
TOTAL SHARES VOTED	18,482,262	0	1,307,201	
% OF VOTED	100.00%			
% OF OUTSTANDING	48.07%			
% OF VOTED W/ABS/WHD	93.39%		6.60%	
% OF OUTSTNDG W/ABS/WHD	48.07%		3.40%	

PROPOSAL #001 ELECTION OF DIRECTORS INCLUDING DIRECTOR EXCEPTIONS

***	FOR	% VOTED FOR	WITHHELD	% VOTED WITHHELD
MARK D. FROHNMAYER	18,175,392	91.84%	1,614,071	8.16%
TERRY L. BECKER	18,025,335	91.09%	1,764,128	8.91%
NANCY E. CALDERON	18,026,413	91.09%	1,763,050	8.91%
JOSHUA S. SCHERER	17,976,139	90.84%	1,813,324	9.16%
JESSE G. EISLER	18,115,399	91.54%	1,674,064	8.46%
TOTAL ALL DIRECTORS	90,318,678		8,628,637	
DIRECTOR AVERAGE	18,063,735		1,725,727	
% VOTED OF AVERAGE	91.28%		8.72%	

PROPOSAL #002 TO APPROVE THE COMPANY'S 2022 OMNIBUS STOCK INCENTIVE PLAN

***	FOR	AGAINST	ABS/WHD	BROKER NON-VOTES
BENEFICIAL	11,364,004	1,481,804	1,483,889	
REGISTERED	5,391,081	1,800	66,885	
TOTAL SHARES VOTED	16,755,085	1,483,604	1,550,774	
% OF VOTED	91.86%	8.13%		
% OF OUTSTANDING	43.58%	3.85%		
% OF VOTED W/ABS/WHD	84.66%	7.49%	7.83%	
% OF OUTSTNDG W/ABS/WHD	43.58%	3.85%	4.03%	

MC8939-001-20220729-070041-0001